PRESS RELEASE                                               EXHIBIT 99.42


CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:	John I. Bradshaw, Jr.
Phone:		(317) 632-5467
FAX:		(317) 685-1588

FOR IMMEDIATE RELEASE

                   CENTURY REALTY TRUST DECLARES DIVIDEND


     The Board of Trustees today declared a cash distribution of $0.58 per share, payable December 12, 2005, to shareholders of record November 18, 2005. Approximately $0.33 of the $0.58 represents the gain from the sale of a restaurant property in July, 2005. The balance of the current distribution represents an ordinary dividend resulting from 2005 operations. This is the second and final distribution in 2005. A previous distribution in 2005 of $.22 per share was paid August 22 to shareholders of record July 29.

     While the amounts cannot be determined at this time, management expects that portions of the distributions in 2005 will subsequently be designated as capital gain, ordinary dividend and return of capital. Management stated that the allocation, for tax purposes, by the recipients of distributions during 2005 will be announced by the Trust in January, 2006.

     The Trust has approximately 2,400 record holders of 1,802,842 outstanding shares of beneficial interest. The Trust's shares are listed on the Nasdaq SmallCap Market under the symbol CRLTS.


Indianapolis, IN, October 27, 2005